Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-20476, 333-38849, 333-61998, 333-106203, 333-143907, 333-148000, 333-168041, 333-181426, 333-183863, and 333-189287 on Form S-8 and 333-142382 and 333-182277 on Form S-3 of our reports dated February 29, 2016, relating to the financial statements and financial statement schedule of On Assignment, Inc. and subsidiaries (which report expresses an unqualified opinion), and the effectiveness of On Assignment, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of On Assignment, Inc. for the year ended December 31, 2015.

DELOITTE & TOUCHE LLP

Los Angeles, California
February 29, 2016